Exhibit 10.1

CONFIDENTIAL TREATMENT MATERIAL

CONFIDENTIAL TREATMENT REQUESTED:    Information for which confidential treatment has been requested is omitted and is noted with asterisks.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission (the “Commission”).

AMENDMENT NO. 1 TO GLOBAL COLLABORATION AND LICENSE AGREEMENT

This Amendment No. 1 to Global Collaboration and License Agreement (this “Amendment”) is dated as of March 15, 2018, by and between INCYTE CORPORATION, a Delaware corporation, having its principal place of business at 1801 Augustine Cut-Off, Wilmington, DE 19803 (hereinafter “Incyte”), and MACROGENICS, INC., a Delaware corporation, having its principal place of business at 9704 Medical Center Drive, Rockville, MD 20850 (“MacroGenics”, together with Incyte, the “Parties” and each separately, a “Party”), and is meant to amend that certain Global Collaboration and License Agreement, dated as of October 24, 2017, between Incyte and MacroGenics (the “Agreement”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, in Section 4.1(b) of the Agreement, the Parties agreed that MacroGenics would transfer to Incyte all INDs for the Licensed Compound no later than [**];

WHEREAS, in Section 4.1(c) of the Agreement, the Parties agreed that the Parties would jointly cooperate to complete the transfer to Incyte of the Ongoing Clinical Study no later than [**];

WHEREAS, in Section 4.5(a) of the Agreement, the Parties agreed that each Party will require subcontractors it engages to perform Activities under the Agreement to be bound by obligations of confidentiality that are no less restrictive than the confidentiality obligations set in Article 11 of the Agreement; and

WHEREAS, the Parties now mutually agree to extend the dates by which such activities would need to be completed and revise the confidentiality obligations to be required of Third Parties.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.         Amendment of Section 4.1(b).  Section 4.1(b) of the Agreement is hereby amended to replace the first sentence with the following text:

Within [**] after the Effective Date, or such other period defined by the JDC, but in any event no later than [**] (the “IND Transition Date”), MacroGenics shall transfer to Incyte, and Incyte shall cooperate in good faith to support MacroGenics’ transfer of, all INDs for the Licensed Compound (the “MGA012 IND”), in accordance with a transition plan to be approved by the JDC promptly after the Effective Date (the “IND Transition”, such transition plan, the “IND Transition Plan”); provided that upon the mutual agreement of the Parties, MacroGenics may continue to conduct regulatory activities (including holding specified INDs) beyond the IND Transition Date that were originally identified by the IND Transition Plan to be transferred to Incyte.

2.         Amendment of Section 4.1(c).  Section 4.1(c) of the Agreement is hereby amended to replace the text of the first sentence with the following text:

MacroGenics and Incyte shall jointly cooperate to complete the transfer to Incyte of the Ongoing Clinical Study, in accordance with a transition plan and budget to be approved by the JDC (the “Study Transition”; such transition plan, the “Study Transition Plan”), but in any event to be completed no later than [**] (the “Study Transition Date”); provided that, (x) MacroGenics may transfer certain responsibilities with respect to the Ongoing Clinical Study prior to the Study Transition Date, as determined by the JDC and set forth in the Study Transition Plan; and (y) upon the mutual agreement of the Parties, MacroGenics may continue to conduct certain activities beyond the Study Transition Date that were originally identified by the Study Transition Plan to be transferred to Incyte.

3.         Amendment of Section 4.5.  Section 4.5 is replaced with the following:

Delegation of Development Activities.

(A) Each Party may delegate the performance of any Development activities conducted in accordance with this Article 4 to any bona fide licensee in accordance with Section 3.2 or Third Party subcontractor, provided that:

(i) such licensee or subcontractor has entered or shall enter into, prior to performing activities under this Agreement, an appropriate written agreement (“Development Agreement”) that shall require, among other things, such licensee or subcontractor to be bound by obligations of confidentiality that are no less restrictive than the obligations set forth in Article 11, except that the term of confidentiality may have a minimum of [**] of confidentiality after the termination or expiration of such agreement; except that if a Party entered into a Development Agreement prior to the Effective Date and intends to use that agreement to also have services performed under this Agreement, that prior agreement’s confidentiality obligations may have a term with a minimum of at least [**] of confidentiality after the termination or expiration of such agreement;  and

(ii) such Party shall oversee the performance of any delegated activities in a manner that would be reasonably expected to result in their successful and timely completion; and

(ii) such Party shall at all times remain responsible for the performance of such delegated activities as if such activities were performed by such Party.

(B) In addition, if Incyte is the delegating Party, Incyte shall require that any Development Agreement executed between Incyte and any of its licensees or Third Party subcontractors shall

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

permit the assignment of such agreement, in its entirety, to MacroGenics, upon the termination of this Agreement (other than in connection with Section 12.9), without any objection rights by the applicable licensee or subcontractor. For clarity:

(i) MacroGenics may have funded or supported any MacroGenics Combination Studies and related activities pursuant to this Article 4 as investigator-sponsored Clinical Studies or conducted such Clinical Studies in collaboration with any academic institution; and

(ii) Incyte may have funded or supported any Monotherapy Studies, Incyte Combination Studies, or related activities pursuant to this Article 4 as investigator-sponsored Clinical Studies or conducted such Clinical Studies in collaboration with any academic institution.

4.         Amendment of Section 11.1.  The following paragraph replaces the last sentence of Section 11.1:

Notwithstanding anything to the contrary in the foregoing, the obligations of confidentiality and non-use with respect to any such Confidential Information that is a Trade Secret shall survive beyond such [**] period to the extent such Confidential Information remains protected as a trade secret under Applicable Law; however, for purposes of Sections 4.5 and 11.3, prior to a Party disclosing a Trade Secret of the other Party to a Third Party, the Party must expressly contractually bind the Third Party to obligations to keep the Trade Secret confidential to the extent protected as a trade secret under Applicable Law.  Notwithstanding the prior sentence, in the event that a Party is required by Applicable Law or legal process to disclose a Trade Secret of the other Party, it will, except where impracticable or not legally permitted, give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of such information as it would to protect its own Trade Secret from disclosure.  A “Trade Secret” shall be Confidential Information of a Party that is protected as a trade secret under Applicable Law and such Party has clearly and specifically marked or designated as a trade secret when initially disclosing to the other Party.

5.         Amendment of Section 11.3.  The following paragraph is added to Section 11.3:

The Parties acknowledge and agree that, either Party may need to disclose Confidential Information to Third Parties, e.g., investigators, investigational trial sites, vendors, consultants, and licensees for the purposes of this Agreement.  In such instances, the Parties acknowledge and agree that such Third Parties must be bound by obligations of confidentiality that are no less restrictive than the obligations set forth in Article 11, except that the term of confidentiality in such agreements may have a minimum of [**] of confidentiality after the termination or expiration of such agreement.

6.         Costs.  For clarity, despite the date changes set forth herein, Section 4.1(d) shall remain unchanged and Incyte shall continue to bear any and all FTE Costs and Third Party Expenses incurred by MacroGenics following the Effective Date directly related to the Ongoing Clinical

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

Study in accordance with the Study Transition Plan, other than any costs specifically related and allocable to any MacroGenics Combination Regimen.

7.        Entire Agreement.  The Agreement, as supplemented and modified by this Amendment, together with the exhibits thereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into the Agreement.

8.         Governing Law.  This Amendment shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

9.         Execution in Counterparts.  This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were the original signatures.

10.       Remaining Provisions of the Agreement.  Except as provided herein, each of the other provisions of the Agreement shall remain in full force and effect.

11.        References.  Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Agreement, as amended hereby.

[signature page follows]

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Global Collaboration and License Agreement to be duly executed by their respective authorized signatories effective as of the date first indicated above.

MACROGENICS, inc.
By: /s/ Scott Koenig______________________________ Name: Scott Koenig Title: President and Chief Executive Officer

incyte corporation
By: /s/ Hervé Hoppenot____________________________ Name: Hervé Hoppenot Title: President and Chief Executive Officer

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.  An unredacted version of this exhibit has been filed separately with the Commission.